Exhibit 99.1

ESSA Pharma Reports Financial Results for Fiscal Second Quarter Ended March 31, 2025

Company continues to explore and review strategic options focused on maximizing shareholder value

SOUTH SAN FRANCISCO, California and VANCOUVER, Canada, May 8, 2025 - ESSA Pharma Inc. (“ESSA,” or the “Company”) (NASDAQ: EPIX), a pharmaceutical company that, prior to the discontinuation of its clinical trials and development programs, had been focused on developing novel therapies for the treatment of prostate cancer, today reported financial results for the fiscal second quarter ended March 31, 2025.

“We continue to rigorously evaluate strategic options with a focus on maximizing shareholder value,” said David Parkinson, MD, President and CEO of ESSA. “We have taken productive steps towards a decision and hope to share an update in the near future.”

Second Quarter 2025 and Recent Updates

•	ESSA continues to evaluate a range of strategic options focused on maximizing shareholder value. These options may include, but are not limited to, a merger, amalgamation, take-over, business combination, asset sale or acquisition, shareholder distribution, wind-up, liquidation and dissolution, or other strategic direction. The process is expected to involve continuing headcount and other cost reductions.

Summary of Financial Results

(Amounts expressed in U.S. dollars)

•	Net Loss. ESSA recorded a net loss of $6.4 million for the second quarter ended March 31, 2025, compared to $9.0 million for the second quarter ended March 31, 2024. Investment and other income was $1.0 million for the second quarter ended March 31, 2025, compared to $1.5 million for the second quarter ended March 31, 2024.
•	Research and Development (“R&D”) expenditures. R&D expenditures for the second quarter ended March 31, 2025 were $3.5 million compared to $6.2 million for the second quarter ended March 31, 2024, and include non-cash costs related to share-based payments of $551,433 for the second quarter ended 2025 compared to $455,903 for the second quarter ended 2024. The increase in the second quarter was primarily attributed to the wind-down of clinical trials and cessation of preclinical work.

•	General and Administration (“G&A”) expenditures. G&A expenditures for the second quarter ended March 31, 2025 were $3.9 million compared to $4.3 million for the second quarter ended March 31, 2024 and include non-cash costs related to share-based payments of $620,676 for the second quarter ended 2025 compared to $671,710 for the second quarter ended 2024.

Liquidity and Outstanding Share Capital

•	As of March 31, 2025, the Company had available cash reserves and short-term investments of $113.9 million and net working capital of $113.5 million. The company has no long-term debt facilities.
•	As of March 31, 2025, the Company had 44,388,550 common shares issued and outstanding, and there were 2,920,000 common shares issuable upon the exercise of prefunded warrants at an exercise price of $0.0001.

About ESSA Pharma Inc.

ESSA is a pharmaceutical company that was previously focused on developing novel and proprietary therapies for the treatment of patients with prostate cancer. For more information, please visit www.essapharma.com.

Forward-Looking Statement Disclaimer

This release contains certain information which, as presented, constitutes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and "forward-looking information" within the meaning of applicable Canadian securities laws (collectively, "forward-looking statements"). Forward-looking statements include, but are not limited to, statements that relate to future events and often address expected future business and financial performance, containing words such as "anticipate", "believe", "plan", "estimate", "expect", and "intend", statements that an action or event "may", "might", "could", "should", or "will" be taken or occur, or other similar expressions and include, but are not limited to, statements regarding the termination of the Company's clinical studies of masofaniten, the Company's evaluation of its strategic alternatives and future announcements in connection therewith and the Company’s expected headcount and cost reductions.

Forward-looking statements are subject to various known and unknown risks and uncertainties, many of which are beyond the ability of ESSA to control or predict, and which may cause ESSA's actual results, performance or achievements to be materially different from those expressed or implied thereby. Such statements reflect ESSA's current views with respect to future events, are subject to risks and uncertainties and are necessarily based upon a number of estimates and assumptions that, while considered reasonable by ESSA as of the date of such statements, are inherently subject to significant medical, scientific, business, economic, competitive, political and social uncertainties and contingencies. In making forward looking statements, ESSA may make various material assumptions, including but not limited to (i) the accuracy of ESSA's financial projections; (ii) obtaining necessary regulatory approvals; (iii) ESSA’s ability to efficiently wind down its clinical trial activities (iv) that one or more strategic options may be available to ESSA at reasonably acceptable terms; and (v) general business, market and economic conditions.

Forward-looking statements are developed based on assumptions about such risks, uncertainties and other factors set out herein and in ESSA's Annual Report on Form 10-K dated December 17, 2024, under the heading "Risk Factors", a copy of which is available on ESSA's profile on EDGAR at www.sec.gov and on SEDAR+ at www.sedarplus.ca, and as otherwise disclosed from time to time on ESSA's EDGAR and SEDAR+ profiles. Forward-looking statements are made based on management's beliefs, estimates and opinions on the date that statements are made and ESSA undertakes no obligation to update forward-looking statements if these beliefs, estimates and opinions or other circumstances should change, except as may be required by applicable United States and Canadian securities laws. Readers are cautioned against attributing undue certainty to forward-looking statements.

Contacts

ESSA Pharma Inc.

David Wood, Chief Financial Officer

778.331.0962

dwood@essapharma.com

Investors and Media

Argot Partners

212.600.1902

essa@argotpartners.com

ESSA PHARMA INC.

CONSOLIDATED BALANCE SHEETS

Unaudited

Amounts in thousands of United States dollars

	March 31, 2025	September 30, 2024

Cash	$86,308	$103,710
Prepaids and other assets	29,107	24,402

Total assets	$115,415	$128,112

Current liabilities	1,714	3,301
Long-term debt	154	205
Shareholders' equity	113,547	124,606

Total liabilities and shareholders' equity	$115,415	$128,112

ESSA PHARMA INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

Unaudited

Amounts in thousands of United States dollars, except share and per share data

	Three months ended March 31, 2025	Three months ended March 31, 2024	Six months ended March 31, 2025	Six months ended March 31, 2024

OPERATING EXPENSES
Research and development	$3,484	$6,178	$8,959	$11,555
General and administration	3,897	4,316	8,108	6,533

Total operating expenses	(7,381)	(10,494)	(17,067)	(18,088)

Interest and other items	1,007	1,504	2,160	3,134

Net loss for the period	(6,374)	(8,990)	(14,907)	(14,954)

OTHER COMPREHENSIVE LOSS
Unrealized gain (loss) on short-term investments	(18)	(1)	(27)	19

Net loss and comprehensive loss for the period	$(6,392)	$(8,991)	$(14,934)	$(14,935)

Basic and diluted loss per common share	$(0.14)	$(0.20)	$(0.34)	$(0.34)

Weighted average number of common shares outstanding	44,388,550	44,237,124	44,388,550	44,183,013